Exhibit 8.1

May 19, 2008

Wells Fargo Capital XIII

420 Montgomery St.

San Francisco, CA 94163

Wells Fargo & Company

420 Montgomery St.

San Francisco, CA 94163

Ladies and Gentlemen:

We have acted as tax counsel to Wells Fargo & Company, a financial services company organized under the laws of the State of Delaware and registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 and each post-effective amendment thereto (as amended, the “Registration Statement”), including the prospectus, dated May 12, 2008 (the “Prospectus”), as supplemented by the Prospectus Supplement, dated May 12, 2008 (the “Prospectus Supplement”), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to (A) 2,500,000 of 7.70% Fixed-to-Floating Rate Normal PPS of Wells Fargo Capital XIII, a Delaware statutory trust (the “Trust”), and an indeterminate number of Stripped PPS and Capital PPS (the Stripped PPS, Capital PPS and the Normal PPS, are hereinafter referred to as the “PPS”), (B) $2,500,100,000 principal amount of Remarketable 7.50% Junior Subordinated Notes due 2044 (collectively, the “Notes”), (C) 25,001 of the Company’s Non-Cumulative Perpetual Preferred Stock, Series A, $100,000 liquidation preference per share (the “Preferred Stock”), and (D) stock purchase contracts relating to the purchase of the Company’s Preferred Stock.

In rendering the opinion set forth below, we have examined and relied upon such records, agreements, instruments and other documents as we have deemed relevant and necessary, including but not limited to (i) the Registration Statement, including the Prospectus and the Prospectus Supplement, (ii) the Indenture, dated as of August 1, 2005, between the Company and J.P. Morgan Trust Company, National Association, as amended and supplemented by the Fourth Supplemental Indenture, dated as of May 19, 2008, between the Company and The Bank of New York, as Trustee relating to the Notes, (iii) the Stock Purchase Contract Agreement, dated as of May 19, 2008, between the Company and the Trust, in respect of the Company’s Preferred Stock,

Wells Fargo & Company	-2-

(iv) the Guarantee Agreement, dated as of May 19, 2008 between the Company and The Bank of New York, as Guarantee Trustee, (v) the Collateral Agreement, dated as of May 19, 2008, among the Company, Wilmington Trust Company and Trust and (vi) the Amended and Restated Trust Agreement of the Trust, dated as of May 19, 2008. In rendering this opinion, we have assumed that the representations contained in your letter to us dated May 19, 2008 (the “Issuer’s Representation Letter”), and the representations contained in the letters from J.P. Morgan Securities Inc. to the Issuer, dated May 19, 2008 (the “Underwriter’s Letters of Representations”) are true and complete without regard to any qualifications with respect to knowledge, assumptions, belief or intention. In connection with such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Our opinion set forth below is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative pronouncements, and, judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth in the Prospectus Supplement or stated herein, we are of the opinion that the statements set forth in the Prospectus Supplement under the caption “Certain U.S. Federal Income Tax Consequences,” to the extent such statements summarize U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the PPS, are accurate in all material respects.

We express no opinion with respect to the transactions referred to herein or in the Prospectus Supplement other than as expressly set forth herein, nor do we express any opinion herein concerning any law other than the federal tax law of the United States. Moreover, we note that our opinion is not binding on the Internal Revenue Service or courts, any of which could take a contrary position.

We hereby consent to the filing of this opinion letter as Exhibit 8 to the Registration Statement and to the use of our name under the caption “Certain United States Federal Income Tax Consequences” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Sullivan & Cromwell LLP